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Exhibit 3.1(a)

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
NEXTEL PARTNERS, INC.

        Nextel Partners, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Delaware Code"),

        DOES HEREBY CERITIFY:

        FIRST: That the Board of Directors of said corporation, at a meeting held on January 22, 2004, pursuant to notice duly given, and by a unanimous written consent of directors dated March 30, 2004, adopted resolutions proposing and declaring advisable the following amendments to the Restated Certificate of Incorporation of said corporation:

        RESOLVED, that Section 4.1 of Article IV of the Restated Certificate of Incorporation is hereby amended as follows:

ARTICLE IV

AUTHORIZED CAPITAL

        4.1    Authorized Capital.    The total authorized number of shares of all classes of capital stock which the Corporation has authority to issue is 1,213,110,000 shares (the "Capital Stock"), consisting of:

        (a)   1,100,000,000 shares of common stock, of which 500,000,000 shares are designated as Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), and 600,000,000 shares are designated as Class B Convertible Common Stock, par value $.001 per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock"); and

        (b)   113,110,000 shares of preferred stock, of which 13,110,000 shares are designated as Series B Preferred Stock, par value $.001 per share (the "Series B Preferred Stock," and together with any other series of preferred stock, the "Preferred Stock").

        RESOLVED FURTHER, that the Restated Certificate of Incorporation be amended to add Article XII as follows:

ARTICLE XII

BOARD POWER REGARDING BYLAWS

        Except as otherwise provided in the Shareholders' Agreement, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

        SECOND: That at a meeting of the stockholders held on May 18, 2004, the stockholders of said corporation voted on and approved these amendments in accordance with the provisions of Section 242 of the Delaware Code.

        THIRD: This Certificate of Amendment to the Restated Certificate of Incorporation shall become effective upon filing and acceptance by the Office of the Secretary of State of Delaware.

        IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation has been duly executed by the corporation as of the date set forth below.

        May 28, 2004

	By:	/s/ JOHN CHAPPLE John Chapple, President
Attest:
/s/ DONALD MANNING Donald Manning, Secretary

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  Exhibit 3.1(a)
CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF NEXTEL PARTNERS, INC.
ARTICLE IV AUTHORIZED CAPITAL
ARTICLE XII BOARD POWER REGARDING BYLAWS